SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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BUCA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BUCA, INC.

1300 Nicollet Mall, Suite 5003

Minneapolis, Minnesota 55403

Supplement to Proxy Statement

for Annual Meeting of Shareholders

to be held October 19, 2005

This is a supplement, dated September 19, 2005, to the Proxy Statement, dated September 12, 2005, for the Annual Meeting of Shareholders of BUCA, Inc. (the “Company”) to be held on Wednesday, October 19, 2005, at 10:00 a.m. Minneapolis Time, and any adjournment of the meeting.

On September 19, 2005, the Company issued a press release announcing the appointment by the Board of Directores of Fritzi Gouldsby-Pikes Woods (45 years old) to its Board of Directors to serve as an additional Class I Director. Ms. Woods was elected on September 16, 2005 and her term commenced on September 19, 2005.

Since 2003, Ms. Woods has served as President and Chief Executive Officer of PrimeSource FoodService Equipment, Inc., the nation’s ninth largest food service equipment distribution company. From 1998 to 2002, Ms. Woods was with The Dallas Morning News, a subsidiary of Belo Corporation, where she served as Executive Vice President Sales and Marketing and Chief Financial Officer and received the Trailblazer Award from the Dallas-Fort Worth Association of Black Communicators. Previously, Ms. Woods was Manufacturing Controller and Finance Manager for Motorola in Austin, Texas and worked as an auditor for Arthur Andersen & Co. Ms. Woods is active on various boards and is a Certified Public Accountant.

Ms. Woods has been appointed to the Audit and Governance and Nominating committees of the Company’s Board of Directors.

BUCA, INC.

Minneapolis, Minnesota

September 19, 2005